Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of February 21, 2022, by and between Acer Therapeutics Inc., a Delaware corporation (the “Company”), and Adrian W. Quartel (“Key Employee”). The Company and Key Employee are hereinafter collectively referred to as the “Parties.”

W I T N E S S E T H:

A.The Company desires assurance of the association and services of Key Employee in order to retain Key Employee’s skills, abilities, background and knowledge, and is willing to engage Key Employee’s services on the terms and conditions set forth in this Agreement.

B.Key Employee desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the employment by the Company, the compensation and other remuneration paid and to be paid by the Company and received and to be received by Key Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Key Employee, it is agreed by and between the Parties hereto as follows:

1.Duties. As the Company’s Chief Medical Oficer, Key Employee will perform such duties as are ordinary, customary and necessary in Key Employee’s role. Key Employee will report directly to the Chief Executive Officer who will be primarily responsible for evaluating Key Employee’s performance. The Company may change Key Employee’s duties, compensation, benefits and place of employment from time to time as it deems necessary. In addition, during Key Employee’s employment with the Company, Key Employee shall devote Key Employee’s best efforts and Key Employee’s full business time, skill and attention to the performance of Key Employee’s duties on behalf of the Company.

2.Salary and Bonus. Key Employee will be compensated for full-time service (pro-rated for any part-time service) at a base rate of $425,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time. In addition, Key Employee shall be eligible to receive an annual discretionary bonus with a target (the “Target Bonus”) of forty percent (40%) of Key Employee’s base salary per 12‑month period (pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and, where applicable, the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board, provided that Key Employee must remain employed through the payment date in order to earn the bonus. The measurement period for this purpose will end on approximately December 31 of each year. The annual discretionary bonus, if otherwise earned subject to continued employment through the payment date, will be paid as soon as practicable after the achievement of objectives for the measurement period has been determined, but in no event will such bonus be paid after March 15 following the last day of the measurement period. The Company may modify Key Employee’s compensation and benefits from time to time at its sole discretion.

3.Other Benefits. The Company will provide Key Employee with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its employees, as determined from time to time by the Board. The Company may, from time to time, change, amend, add to, or terminate these benefits at any time in its sole discretion.

4.Employee Nondisclosure and Developments Agreement. As a condition to and in consideration for employment, Key Employee must enter into the Employee Nondisclosure and Developments Agreement (the “NDA”) in the form used by the Company.

5.At-Will Employment. Key Employee’s employment with Company is “at-will.” This means that either Key Employee or the Company may terminate Key Employee’s employment at any time, with or without cause, and with or without notice. Any contrary representations or agreements which may have been made to Key Employee are superseded by this Agreement. The “at-will” nature of Key Employee’s employment described in this Agreement shall constitute the entire agreement between Key Employee and the Company concerning the nature and duration of Key Employee’s employment. Though Key Employee’s duties, compensation, benefits and place of employment may change over time and Key Employee may be subject to incremental discipline that does not include a termination, none of these events change the agreement that Key Employee is an “at-will” employee. In addition, the fact that the rate of Key Employee’s salary or other compensation is stated in units of years or months, and that Key Employee’s vacation and sick leave accrue annually or monthly, does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Key Employee is guaranteed employment to the end of any period of time or for any period of time. The “at-will” term of Key Employee’s employment with the Company can only be changed in a writing signed by Key Employee and an authorized officer of the Company.

6.Severance Payment. Without limiting the provisions of the foregoing Section, assuming Key Employee’s employment with the Company shall have been continuous from Key Employee’s start date through the occurrence of the applicable event, and provided Key Employee executes and delivers to the Company, within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the termination date (with any revocation periods having expired without any revocations by Key Employee), a separation agreement that includes a general release of claims against the Company and persons affiliated with the Company substantially in the form attached hereto as Exhibit A (the “Release”), then:

a.In the event of any Termination without Cause (as defined below) or any Constructive Termination (as defined below) which occurs during the period commencing one (1) month prior to a Change in Control (as defined below) and terminating twelve (12) months after such Change in Control (the “Change in Control Period”), Key Employee will be entitled to the following:

i.a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to the sum of (A) Key Employee’s then current base salary rate calculated for a period of twelve (12) months and (B) one (1) times the Target Bonus calculated for a period of twelve (12) months (i.e., no proration); and

ii.if Key Employee elects to continue Key Employee’s health insurance coverage under COBRA, then the Company will reimburse Key Employee for the same portion of Key Employee’s monthly premiums over such twelve (12) month period under COBRA (or, if applicable, such lesser period as is available to Key Employee under COBRA) as the Company is then paying (relative to health insurance coverage) for active employees; and

b.In the event of any Termination without Cause or any Constructive Termination which occurs outside of a Change in Control Period, Key Employee will be entitled to the following:

i.a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to Key Employee’s then current base salary rate calculated for a period of twelve (12) months; and

ii.if Key Employee elects to continue Key Employee’s health insurance coverage under COBRA, then the Company will reimburse Key Employee for the same portion of Key Employee’s monthly premiums over such twelve (12) month period under COBRA as the Company is then paying (relative to health insurance coverage) for active employees; and

iii.the vesting arrangements with respect to any equity-based compensation (e.g., any stock options and any shares of restricted stock) other than any equity-based incentive awards that are earned based upon achievement of performance measures during a performance period (which shall remain subject to the terms of the applicable award agreement), will thereupon accelerate such that Key Employee will be vested in an additional twelve (12) months’ worth of vesting beyond the date of such Termination without Cause or Constructive Termination, with the Company’s standard post-termination exercise period as set forth in such equity award.

The following definitions shall apply for purposes of this Section:

•	A “Change in Control” has the meaning set forth in the Company’s 2018 Stock Incentive Plan.
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“Constructive Termination” means Key Employee’s election in a written notice to the Company to terminate any employment relationship where such notice is delivered within ninety (90) days after any of the following: (i) a material reduction in Key Employee’s level of duties or responsibilities or the nature of Key Employee’s functions; (ii) a material reduction in Key Employee’s base salary or potential total cash compensation (consisting of base salary and target bonus); (iii) a relocation of Key Employee’s principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from Key Employee’s principal residence and (B) farther from Key Employee’s principal residence than Key Employee’s principal place of employment immediately before such relocation; or (iv) any material breach of Key Employee’s employment agreement by the Company; provided, that in all cases such action is not cured within thirty (30) days following written notice and, if the Company has not cured such action within the cure period, termination of employment occurs within thirty (30) days after the end of such cure period.

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“Termination without Cause” means the termination by the Company of any employment relationship with Key Employee for any reason other than: (i) commission by Key Employee of any act of fraud or embezzlement with regard to the Company or one or more of its parent or subsidiary corporations; (ii) any material, intentional and unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by Key Employee (other than in the good-faith performance of Key Employee’s duties); (iii) a violation of the NDA or any other agreement entered into with the Company; (iv) any other intentional misconduct by Key Employee with regard to the Company or one or more of its parent or subsidiary corporations (including severe absenteeism other than as a result of physical or mental incapacity) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner; or (v) Key Employee’s failure to attempt in good faith to either perform duties consistent with Key Employee’s position with the Company or one or more of its parent or subsidiary corporations or to follow the reasonable requests of the Company’s Board, so long as Key Employee has been provided with an opportunity for a period of at least ten (10) business days following written notice to Key Employee to cure such failure (provided such conduct constituting Cause is capable of cure) and Key Employee fails to so cure, each as reasonably determined by the Company; provided, however, that clause (v) shall no longer apply following a Change in Control.

7.Separation for Any Other Reason. In the event that Key Employee’s employment is terminated in any instance not addressed by Section 6 (including, without limitation, a termination by the Company other than a Termination without Cause, a resignation by Key Employee other than for a Constructive Termination, in the event of Key Employee’s death, or in the event Key Employee is unable to perform the essential functions of Key Employee’s job position, with or without accommodation, due to mental or physical disability), Key Employee shall not be entitled to any compensation or any other sum (other than accrued but unpaid base salary, accrued vacation pay and such other benefits if any as may be required by applicable law).

8.Code Section 409A. The intent of the Parties is that payments and benefits under this Agreement and any equity-based compensation (e.g., any stock options and any shares of restricted stock) comply with, or be exempt from, Section 409A of the Internal Revenue Code (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement and any equity-based compensation shall be interpreted to be in compliance therewith or exempt therefrom. If Key Employee notifies the Company (with specificity as to the reason therefor) that Key Employee believes that any provision of this Agreement or any equity-based compensation (or of any award of compensation) would cause Key Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Key Employee, reform such provision to try to comply with Code Section 409A through good-faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good-faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Key Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

a.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Key Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Key Employee’s “separation from service” and (B) the date of Key Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Key Employee in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Key Employee’s taxable year following the taxable year in which the expense occurred.

c.For purposes of Code Section 409A, Key Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Key Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

9.Excess Parachute Payments and Limitations. If any payment or distribution made to Key Employee in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (a “Payment”) or portion thereof would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this sentence, would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) (all such Payments (or portions thereof) being hereinafter referred to as the “Total Payments”), then such Total Payments shall be whichever of the following amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, that results in Key Employee’s receipt, on an after-tax basis, of the greater amount: (a) the net amount of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax; or (b) the net amount of the

Total Payments without reduction (notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax). If a reduction in the Total Payments is necessary so that the Total Payments equal the amount described in clause (a) above, reduction shall occur in the following order: (i) the cancellation of acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value of the underlying equity (the “GAP”) that have a ninety (90) day or less exercise period, starting with such equity awards with the largest amount of GAP, (ii) reduction of cash payments (in reverse order of the date otherwise due), (iii) reduction of employee benefits (in reverse order of the date otherwise due), and (iv) the cancellation of vesting of any equity awards not covered in clause (i) above, provided, that such cancellation will first apply to equity awards that are “fully valued” under Section 280G of the Code (including those subject to present value adjustments) and thereafter, to equity awards valued on an acceleration of vesting basis, and provided, further, within each category, the cancellation shall be in a manner as providing Key Employee with the highest net amount; provided, however, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Key Employee may designate a different order of reduction. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (x) no portion of the Total Payments the receipt or enjoyment of which Key Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (y) no portion of the Total Payments shall be taken into account which, in the written opinion of Wolf & Company, P.C. or such accounting or consulting firm with particular expertise regarding excise taxes under Section 4999 of the Code selected by the Board in good faith prior to the applicable Change in Control (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (z) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10.Miscellaneous. Key Employee agrees to abide by all applicable laws and regulations and all Company policies and procedures as they are established. Violation of such laws, regulations, policies, procedures or the NDA may lead to immediate termination of employment. The terms of this Agreement and Key Employee’s employment with the Company shall be governed in all aspects by the laws of the State of Delaware; provided, however, if Key Employee lives and works primarily in the State of California, the laws of the State of California shall govern. This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

11.Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the Parties with respect to the subject matters herein. Likewise, the terms of this Agreement and the NDA incorporated herein by reference shall constitute the full, complete and exclusive agreement between Key Employee and the Company with respect to the subject matters herein. This

Agreement may only be changed by a writing, signed by Key Employee and an authorized officer of the Company.

12.Withholding. Any payments or other compensation provided to Key Employee or for Key Employee’s benefit will be subject to (and thus reduced by) all applicable deductions and withholdings.

13.Severability. If any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected, and the Parties shall use their best efforts to find an alternative way to achieve the same result.

14.Successors.

a.This Agreement is personal to Key Employee and, without the prior written consent of the Company, shall not be assignable by Key Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Key Employee’s legal representatives.

b.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY: ACER THERAPEUTICS INC. By:_/s/ Chris Schelling______________ Chris Schelling CEO & Founder Date: _February 15, 2022____________	KEY EMPLOYEE: By:_/s/ Adrian W. Quartel____________ Printed Name: Adrian W. Quartel Date:_February 16, 2022________________

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